EXHIBIT 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-74520 and 333-98995) and Form S-8 (File No. 333-98729) of Southwest Gas Corporation of our report dated March 3, 2003 relating to the financial statements which are incorporated by reference in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
March 25, 2003